                                                                     EXHIBIT 1.2

                        AMERICAN HEALTH PROPERTIES, INC.
                            (a Delaware corporation)

                                  COMMON STOCK

                                TERMS AGREEMENT


                                                        Dated:  October 17, 1995


To:      American Health Properties, Inc.
         6400 South Fiddler's Green Circle
         Suite 1800
         Englewood, Colorado  80111

Attention:  Mr. Joseph P. Sullivan
            President and Chief Executive Officer

Dear Sirs:

                 We understand that American Health Properties, Inc., a Delaware corporation (the "Company"), proposes to issue and sell the number of its common stock, par value $.01 per share, set forth below (the "Common Stock") (such Common Stock being collectively hereinafter referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective numbers of Initial Underwritten Securities (as defined in the Underwriting Agreement referenced to below) set forth below opposite their respective names, and a proportionate share of Option Securities (as defined in the Underwriting Agreement referred to below) to the extent any are purchased, at the purchase price set forth below.

                                                                         Number of Shares
                                                                            of Initial
                     Underwriter                                      Underwritten Securities
---------------------------------------------------                   -----------------------
Dean Witter Reynolds Inc. . . . . . . . . . . . . .                           625,000
Alex. Brown & Sons Incorporated . . . . . . . . . .                           625,000
Goldman, Sachs & Co.  . . . . . . . . . . . . . . .                           625,000
NatWest Securities Limited  . . . . . . . . . . . .                           625,000
                                                                            ---------

                         Total  . . . . . . . . . .                         2,500,000
                                                                            ==========

          The Underwritten Securities shall have the following terms:


Title of Securities:  COMMON STOCK
Number of Shares:  2,500,000
Public offering price per share:  $21.375
Purchase price per share:  $20.305
Number of Option Securities, if any, that may be purchased by the Underwriters:
     375,000
Delayed Delivery Contracts:  Not authorized.
Additional co-managers, if any:  None, except for the signatories to this Terms
     Agreement.
Other terms:  None.
Closing time, date and location:  10:00 a.m., Eastern Daylight Time, on Monday,
                                  October 23, at the offices of Sullivan &
                                  Cromwell, 125 Broad Street, New York,
                                  New York 10004.


                 All the provisions contained in the document attached as Annex A hereto entitled "American Health Properties, Inc.--Preferred Stock, Depositary Shares, Common Stock and Common Stock Warrants--Underwriting Agreement Basic Provisions" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined. In addition, each of the Underwriters represents and agrees that (i) it has not offered or sold and will not offer or sell any of the Underwritten Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986 (the "Act"); (ii) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Underwritten Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom, any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

                 Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                          Very truly yours,

                                          DEAN WITTER REYNOLDS INC.
                                          ALEX. BROWN & SONS INCORPORATED
                                          GOLDMAN, SACHS & CO.
                                          NATWEST SECURITIES LIMITED

                                          By: Dean Witter Reynolds Inc.


                                          By: /s/ PAUL DONAHUE
                                              --------------------------------
                                              Name: Paul Donahue
                                              Title: Vice President


Accepted:

AMERICAN HEALTH PROPERTIES, INC.


By: /s/ JOSEPH P. SULLIVAN
    ------------------------------
    Name:  Joseph P. Sullivan
    Title: President and
           Chief Executive
           Officer